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NEWS                                                                Exhibit 99.1
BULLETIN                       |  RE:
                               |
FROM:                          |           BRADLEY REAL ESTATE, INC.
[THE FINANCIAL RELATIONS       |           40 SKOKIE BLVD., SUITE 600
 BOARD LOGO APPEARS HERE]      |           NORTHBROOK, IL 60062-1626
                               |           NYSE: BTR
                               |
                               |
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THE FINANCIAL RELATIONS BOARD, INC.

FOR FURTHER INFORMATION:


       AT THE COMPANY:                  AT THE FINANCIAL RELATIONS BOARD:
       THOMAS P. D'ARCY                 JENIFER ESTABROOK
       PRESIDENT AND CEO                (312)640-6787
       (847)272-9800

       FOR IMMEDIATE RELEASE


             BRADLEY REAL ESTATE ANNOUNCES CO-DEVELOPMENT PROGRAM
                 WITH OPPIDAN, INC.; INITIAL PHASE $50 MILLION


       NORTHBROOK, ILL., MAY 1, 1998--BRADLEY REAL ESTATE, INC. (NYSE:BTR) today announced the formation of a co-development program with Oppidan Center Development, LLC, an affiliate of privately owned Minneapolis-based Oppidan, Inc. Oppidan, a leading developer of Midwest grocery-anchored shopping centers, was founded in 1991 and since its inception has focused primarily on retail development in the upper Midwest.

       Under the terms of the agreement, Bradley and Oppidan will work together on all aspects of the development process and share in the value created from the new developments, with Bradley purchasing the properties upon completion. Bradley believes this arrangement will allow the company to acquire quality grocery-anchored properties at favorable yields. Bradley's strong Midwest presence, with 11 million square feet of property in 12 states, coupled with Oppidan's extensive development experience and grocery store relationships, should provide a strong platform to aggressively develop quality grocery-anchored retail centers in selected Midwest markets.

       The agreement initially includes five properties that are presently in varying stages of development, the majority of which are expected to be completed by year-end 1998. Upon completion, these five properties will have a value of approximately $50 million.


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BRADLEY REAL ESTATE
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Commenting on the agreement, Thomas D'Arcy, president and chief executive officer, stated, "We are pleased to announce the beginning of what we believe will be a very productive relationship for both the share owners of Bradley and the principals of Oppidan. We have known the principals of Oppidan for many years and have always been impressed with their creativity and market knowledge. Through this agreement we will augment our acquisition activities with development opportunities in selected markets and will do so in a manner consistent with the risk profile of our company. I believe this business arrangement will further enhance Bradley's already strong franchise in our Midwest markets."

Joseph Ryan, president and founder of Oppidan, stated, "We are excited to begin what we believe will be a highly productive and beneficial relationship with Bradley. A close alliance with Bradley, which we view as the preeminent real estate company operating in our markets, will allow Oppidan to significantly increase its market presence."

The preceding information contains forward-looking statements of the company's plans, objectives and expectations, which are dependent upon a number of factors including a stable retailing climate in the Midwestern United States, the financial viability of the company's tenants and the continuing availability of retail center acquisitions and development opportunities in the Midwest on favorable terms. Reference is made to the discussions under the captions "Risk Factors" in the company's 1997 Form 10-K report which includes a discussion of certain other factors which could cause actual results to differ materially from those in forward-looking statements.

Bradley Real Estate, Inc. is the nation's oldest real estate investment trust
(REIT) and a leading owner and operator of neighborhood and community shopping centers located in the Midwest region of the United States. The company owns 59 properties aggregating 11 million square feet of rentable space. The company has paid 147 consecutive quarterly dividends to its share owners.

 FOR FURTHER INFORMATION ON BRADLEY REAL ESTATE, INC. FREE OF CHARGE VIA FAX,
                  SIMPLY DIAL 1-800-PRO-INFO AND ENTER "BTR."


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